Exhibit 2.2

Execution version

DATED 27 NOVEMBER 2020

WARRANTY DEED

made among

THE WARRANTORS

and

JACOBS CONSULTING SOLUTIONS LIMITED

relating to the proposed scheme of arrangement by

PA Consulting Group Limited

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1

2.	WARRANTIES	1

3.	LIMITATIONS	2

4.	NO OTHER WARRANTIES	2

5.	EFFECTIVE TIME	2

6.	GROUP PROTECTION	2

7.	SUBROGATION ASSURANCE	3

8.	SEVERAL OBLIGATIONS	3

9.	REMEDIES AND WAIVERS	3

10.	VARIATION	4

11.	SEVERABILITY	4

12.	ASSIGNMENT	4

13.	RIGHTS OF THIRD PARTIES	4

14.	NOTICES	5

15.	COUNTERPARTS	5

16.	CHOICE OF LAW	6

17.	JURISDICTION	6

SCHEDULE 1 – THE WARRANTORS		7

SCHEDULE 2 – THE ENQUIRY GROUP		8

SCHEDULE 3 – WARRANTIES		9

SCHEDULE 4 – LIMITATIONS		22

SCHEDULE 5 – DEFINITIONS AND INTERPRETATION		28

i

THIS DEED is made on 27 November 2020

BETWEEN

(1)	THE PERSONS whose names and addresses are set out in columns (1) and (2) of Schedule 1 (each a Warrantor and together the Warrantors); and

(2)

JACOBS CONSULTING SOLUTIONS LIMITED, a company incorporated in England with registration number 13035335 and having its registered office at Cottons Centre, Cottons Lane, London, United Kingdom, SE1 2QG (the Purchaser).

BACKGROUND

(A)

This deed is entered into in connection with an implementation agreement (the IA) dated the same date as this deed and made between (among others) the Warrantors and the Purchaser in relation to a proposed scheme of arrangement by PA Consulting Group Limited (the Company) pursuant to which the Purchaser will become the owner of the entire issued share capital of the Company.

(B)	The Warrantors have agreed to give certain warranties to the Purchaser in relation to the Company and its group on the terms, and subject to the conditions, set out in this deed.

THEREFORE it is agreed as follows.

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this deed, unless the context otherwise requires, words and expressions are to be interpreted in accordance with and have the respective meanings ascribed to them in Schedule 5.

1.2.	Subject to clause 1.1, capitalised words and expressions defined in the IA bear the same meanings in this deed.

1.3.	The Schedules form part of this deed and have the same force and effect as if set out in the body of this deed, and any reference to this deed includes the Schedules.

2.	WARRANTIES

2.1.	Each of the Warrantors individually and severally warrants to the Purchaser that, so far as he is aware, each of the Warranties is true and accurate at the date of this deed.

2.2.	For the purpose of clause 2.1, the awareness of a Warrantor means his actual awareness as at the date of this deed having made due and careful enquiry of:

2.2.1.	each other Warrantor; and

2.2.2.	in relation to its Relevant Warranties only, each member of the Enquiry Group.

2.3.	Save as expressly provided otherwise, each of the Warranties will be construed as separate and independent, and not limited by reference to any other Warranty.

3.	LIMITATIONS

The provisions of Schedule 4 have effect to regulate and limit the Warrantors’ liability in respect of any Claim.

4.	NO OTHER WARRANTIES

4.1.

The Warranties (and the warranties set out in the other Transaction Documents to the extent given by the Warrantors) are the only warranties of any kind given by or on behalf of the Warrantors and on which the Purchaser may rely in entering into the Transaction Documents.

4.2.	The Purchaser acknowledges and agrees that:

4.2.1.	in entering into the Transaction Documents it is not relying upon any Pre-Contractual Statement which is not expressly set out in them;

4.2.2.

it has no right of action against any Warrantor arising out of or in connection with any Pre-Contractual Statement except to the extent that it is expressly repeated by that Warrantor in any of the Transaction Documents, and then only pursuant to and in accordance with the terms of the relevant Transaction Documents; and

4.2.3.

except as otherwise expressly provided in any of the Transaction Documents, its only right or remedy in connection with this deed is for breach of contract, to the exclusion of all other rights and remedies (including, for the avoidance of doubt, those for misrepresentation, whether prior to or in this deed).

5.	EFFECTIVE TIME

5.1.	Unless and until the Effective Time occurs the Purchaser is not entitled to make any Claim and the Warrantors have no liability in connection with the Warranties.

5.2.

Any provision of this deed which is capable of being performed after, but which has not been performed at or before, the Effective Time and all warranties, covenants and other undertakings contained in this deed will remain in full force and effect after and notwithstanding the Scheme becoming effective.

6.	GROUP PROTECTION

6.1.

Each Warrantor acknowledges and agrees that, in the absence of fraud, the giving by any Group Company (or any of their respective officers or employees) of any information or opinion to such Warrantor in connection with the Warranties or the Disclosure Letter will not be construed as a warranty, representation or guarantee to such Warrantor as to the accuracy or completeness of such information or opinion.

6.2.	Clause 6.1 is made for the benefit of and is enforceable by each Group Company and its respective officers and employees.

7.	SUBROGATION ASSURANCE

7.1.	The Purchaser undertakes to procure that:

7.1.1.

the W&I Insurance Policy includes an express and irrevocable waiver of any rights of subrogation which the insurers under the W&I Insurance Policy may otherwise have against any Warrantor in relation to any Claim (save insofar as arising out of such Warrantor’s own fraud); and

7.1.2.	such waiver will not be varied, released or otherwise compromised without the prior written consent of the Warrantors.

8.	SEVERAL OBLIGATIONS

8.1.

The obligations of each Warrantor under this deed are entered into individually by that Warrantor on his own behalf and are made severally and separately from any obligation entered into by any other Warrantor.

8.2.

Unless expressly provided otherwise in this deed, any liability of the Warrantors in respect of their obligations under this deed will be several and extend only to loss or damage arising out of their own breaches, and no claim can be made against any Warrantor in respect of any breach of this deed by any other Warrantor.

9.	REMEDIES AND WAIVERS

9.1.	A waiver of any right, power or remedy provided by law or under this deed is only effective if given in writing and signed by or on behalf of the party granting the waiver.

9.2.	No delay or omission by any party in exercising any right, power or remedy provided by law or under this deed will:

9.2.1.	affect or impair that right, power or remedy; or

9.2.2.	operate as a waiver of that right, power or remedy.

9.3.

The single or partial exercise of any right, power or remedy provided by law or under this deed will not preclude any other or further exercise of it, or the exercise of any other right, power or remedy.

9.4.	The rights, powers and remedies provided in this deed are cumulative and not exclusive of any rights, powers and remedies provided by law.

9.5.	Nothing in this deed is to be construed as excluding or limiting any liability that cannot at law be validly excluded or limited.

10.	VARIATION

A variation of this deed is only effective if made in writing and signed by or on behalf of each of the parties. For this purpose, a variation of this deed includes any addition, deletion, supplement or replacement, howsoever effected.

11.	SEVERABILITY

11.1.	If at any time any provision of this deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that will not affect or impair:

11.1.1.	the legality, validity or enforceability in that jurisdiction of any other provision of this deed; or

11.1.2.	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this deed.

12.	ASSIGNMENT

12.1.

Subject to clause 12.2, no party may assign, or grant any encumbrance over, or make a declaration of trust in respect of, or deal in any way with, any of the benefit of, or any of its rights or benefits under, this deed, or purport to do any of the same, without, in each case, the prior written consent of the other parties.

12.2.

The Purchaser may assign its rights under this deed by way of security to or for the benefit of any bank or financial institution lending money or making debt facilities available to it for the purpose of financing its acquisition of Shares contemplated by the IA.

12.3.	In the case of any assignment pursuant to clause 12.2:

12.3.1.	the Purchaser will remain liable for its obligations under this deed;

12.3.2.	the liability of the Warrantors under this deed and pursuant to the Transaction will be no greater than such liability would have been had no such assignment occurred; and

12.3.3.

unless and until the Warrantors receive written notification of enforcement of the relevant security interest, the Warrantors may deal with the Purchaser in connection with all matters arising under this deed.

13.	RIGHTS OF THIRD PARTIES

13.1.	Save as expressly provided in clause 6 and clause 12 no term of this deed is or will become enforceable by a person who is not party to it.

13.2.

Notwithstanding that any term of this deed may be or become enforceable by a person who is not party to it, the terms of this deed may be varied, liabilities arising under this deed may be released or compromised, rights arising under this deed may be waived, and this deed may be terminated or rescinded, in each case, without the consent of any person who is not party to it.

14.	NOTICES

14.1.

All notices, requests, demands or other communications to or upon the respective parties must be in writing in the English language and may be given by personal delivery or by being sent by first class recorded mail if posted to an address in the same country as the country of posting or by air mail if posted to an address in a country different to the country of posting, to the relevant address specified in clause 14.2 or to such other address as a party may notify to the others for the purposes of this clause 14.

14.2.	The addresses referred to in clause 14.1 are:

14.2.1.	in the case of a Warrantor, the address set opposite his name in column (2) of Schedule 1; and

14.2.2.	in the case of the Purchaser, its registered office from time to time.

14.3.	Any such notice, request, demand or communication will:

14.3.1.	if delivered personally, be deemed to have been received at the time of such delivery or if delivery is not on a Business Day on the Business Day following such delivery;

14.3.2.	if given by first class recorded mail posted in the same country as the country of address, be deemed to have been received on the second Business Day after posting; and

14.3.3.	if given by air mail posted from a country different to the country of address, be deemed to have been received on the sixth Business Day after posting.

14.4.

For the avoidance of doubt, notices, requests, demands or other communications may be given by other means (including by email) but such other means will not benefit from the presumption of delivery set out in clause 14.3.

14.5.

Clauses 14.1 and 14.3 do not apply in relation to claim forms, application notices, orders, judgements, or other documents relating to proceedings arising out of or in connection with this deed (whether contractual or non-contractual).

15.	COUNTERPARTS

15.1.	This deed may be executed in any number of counterparts, and by the parties on separate counterparts, but it will not be effective until each party has executed at least one counterpart.

15.2.	Each counterpart constitutes an original of this deed, but all the counterparts together constitute one and the same instrument.

16.	CHOICE OF LAW

16.1.	This deed is to be governed by and construed in accordance with English law.

16.2.	All claims and disputes arising out of or in connection with this deed (whether contractual or non-contractual) are to be governed by and determined in accordance with English law.

17.	JURISDICTION

17.1.	The courts of England have exclusive jurisdiction over all claims and disputes arising out of or in connection with this deed (whether contractual or non-contractual).

17.2.	Each party irrevocably submits and agrees to submit to the jurisdiction of the courts of England.

17.3.	Each party waives (and undertakes not to raise) any objection to the taking of proceedings in the courts of England, whether on the ground of inconvenient forum or otherwise.

17.4.	This clause 17 is not concluded for the benefit of any particular party.

THIS AGREEMENT has been executed as a deed and delivered by each of the parties on the date stated at the beginning of it.

SCHEDULE 1 – THE WARRANTORS

(1) Name	(2) Address	(3) Maximum liability

Ken Toombs	[omitted]	£0.20

Ruairidh Cameron	[omitted]	£0.20

Kully Janjuah	[omitted]	£0.20

Hamish Maule	[omitted]	£0.20

Alan Middleton	[omitted]	£0.20

	TOTAL	£1.00

SCHEDULE 2 – THE ENQUIRY GROUP

(1) Name	(2) Position	(3) Relevant warranties

Charles Barrett	Head of Legal	1, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16

Kerry Cater	Group Financial Controller	1, 2, 3, 4, 7 and 17

Neil Clayton	Partner – Secure Clients	3, 6 and 9

Nick Friar	Head of Group Systems	11 and 12

Mark Griep	Head of Netherlands	1, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16 and 17

Søren Knudsen	Head of Nordics	1, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16 and 17

Kirsty Peacock	Chief People Officer	6, 15 and 16

Yvette Spirito	Head of Operations	14

Conrad Thompson	Senior Partner	3, 6 and 9

David Vickerstaffe	Head of Share Plans and Employee Taxation	1, 3 and 17

Lawrence Ward	Head of Security	3, 6 and 12.1

Charles Whitehouse	Head of Corporate Tax	3 and 17

SCHEDULE 3 – WARRANTIES

Part A: Original Warranties

1.	Group structure and corporate matters

1.1	The entire issued share capital of each member of the Group (including the Shares) has been validly issued and allotted and is fully paid up.

1.2	The entire issued share capital of each Subsidiary is directly or indirectly legally and beneficially owned by the Company.

1.3

There is no agreement or commitment outstanding which calls for the allotment or issue of, or accords to any person the right to call for the allotment or issue of, any shares or any debentures in or securities of any member of the Group.

1.4	No member of the Group holds or beneficially owns or has agreed to acquire any securities of any company which is not a member of the Group.

1.5

The copies of the articles of association of each Group Company (or the equivalent in the jurisdiction in which that Group Company is incorporated) contained in the Disclosure Documents are true, accurate and complete in all material respects.

1.6

The register of members and other statutory registers of each Group Company (excluding the minute books and, for the avoidance of doubt, any accounting records) have been properly kept in accordance with applicable law, are up-to-date and no written notice or allegation that any of them is incorrect or should be rectified has been received by any Group Company.

1.7

All material filings, returns and other formalities required by applicable law to be delivered or made by the Group Companies to the Registrar of Companies for England and Wales (or the equivalent in the jurisdiction in which that Group Company is incorporated) have been duly delivered or made.

2.	Accounts and financial matters

2.1	The Accounts:

2.1.1	were prepared in accordance with IFRS and all applicable laws and regulations in the jurisdiction of incorporation of the Company as at the date of their preparation;

2.1.2	give a true and fair view of the state of affairs of the Company and the Group as at the Accounts Date and of the profit of the Group for the period ended on the Accounts Date; and

2.1.3

were prepared applying accounting policies, practices and methods consistent with those adopted in preparing the audited consolidated financial statements of the Company in respect of each of the two financial years preceding the financial year ended on the Accounts Date.

2.2

The Management Accounts have been prepared in good faith and on a basis consistent with the management accounts for each of the 12 months prior to the date of this deed, and, taking into account the purpose for which they were prepared and recognising that they were not prepared or verified on a statutory basis and have not been subject to audit, they do not materially misstate the financial state of affairs and operating results of the Group for the period in respect of which they have been prepared.

2.3

The Locked Box Accounts have been prepared in good faith and, taking into account the purpose for which they were prepared and recognising that they were not prepared or verified on a statutory basis and have not been subject to audit, they do not materially misstate the financial state of affairs of the Group as at the Locked Box Date.

3.	Events since the Locked Box Date

3.1	Since the Locked Box Date (other than in connection with the transactions as contemplated by the Transaction Documents):

3.1.1	no material transaction or contract has been entered into by any Group Company otherwise than in the ordinary course of business;

3.1.2

no material asset has been acquired or disposed of by any Group Company, and no Group Company has agreed to acquire or dispose of a material asset, or assumed or incurred or agreed to assume or incur any material liabilities (including contingent liabilities) otherwise than in the ordinary course of carrying on its business and on arm’s length terms;

3.1.3

no Group Company has made any changes to the emoluments or benefits of or any bonus to any of its officers or employees, in each case other than in the ordinary course and in a manner consistent with past practice;

3.1.4	there has been no material change in the policy or procedures by which Group Companies collect their debts or pay their creditors;

3.1.5	no change in the accounting reference period of any Group Company has been made;

3.1.6

no Group Company has declared, authorised, paid or made (other than to another Group Company), any dividend or other distribution, including without limitation a distribution of capital or income (whether in cash, stock or in kind);

3.1.7	no Group Company has issued or agreed to issue any share or loan capital (other than to another Group Company);

3.1.8	no resolution of the Company’s shareholders has been passed (except for those representing the ordinary course of an annual general meeting);

3.1.9	no Group Company has acquired or disposed of a business as a going concern;

3.1.10	there has been no material adverse change in the financial position of the Group; and

3.1.11	the business of the Group has been operated in the ordinary course of business and in substantially the same manner as immediately before the Locked Box Date.

4.	Financial Indebtedness

4.1	Copies of the Existing Financing Arrangements are contained in the Disclosure Documents.

4.2

Other than (i) under the Existing Financing Arrangements, (ii) intra-Group Financial Indebtedness, or (iii) debts arising in the ordinary course of business (including trade debts incurred in the ordinary course of business), no Group Company has any outstanding Financial Indebtedness.

4.3	Other than to members of the Group or in the ordinary course of business, no Group Company has lent or agreed to lend any money which has not been repaid.

4.4	No guarantee has been given by a Group Company in respect of any borrowings or other obligations of any person other than another Group Company.

4.5	No guarantee has been given by any third party in respect of any borrowings or other obligations of any Group Company.

5.	Assets

5.1	All assets (other than Intellectual Property Rights and real property) which are material to the Operations are:

5.1.1

legally and beneficially owned by a Group Company (except for assets held by a Group Company under leasing, hiring or hire purchase or similar arrangements on normal commercial terms) or a Group Company has the contractual right to use such assets; and

5.1.2	(where capable of possession) in the possession or under the control of a Group Company.

5.2

No Encumbrances (other than in connection with the Existing Financing Arrangements and liens arising by operation of law in the ordinary course of business) on, over or affecting the whole or any part of the assets referred to in paragraph 5.1, are outstanding and there is no agreement or commitment to give or create any such Encumbrance.

6.	Legal matters

Compliance with laws

6.1	Since the Relevant Date each Group Company has complied in all material respects with all applicable laws and legally-binding regulations.

6.2

Each Group Company has at all times conducted its business and corporate affairs in accordance with applicable Anti Bribery Laws and has procedures in place relating to compliance with Anti Bribery Laws.

6.3

There are no pending investigations or proceedings, and there have been no pending investigations or proceedings since the Relevant Date, against or involving any Group Company under or pursuant to any applicable Anti Bribery Laws.

Authorisations and consents

6.4

All authorisations, licences, consents and other permissions and approvals (other than those which relate to Intellectual Property Rights or the absence of which would not have a material adverse effect on the Group) required for or in connection with the carrying on of the Operations have been obtained by or are held by a member of the Group and are valid and subsisting.

6.5

No Group Company has received written notice that it is in default under any authorisations, licences, consents, permissions or approvals referred to in paragraph 6.4 or that the same will be revoked, suspended, cancelled or made subject to any material restriction or condition.

Litigation

6.6

Other than as set out in folder 13 of the “Final dataroom” section in the Data Room Documents and except as claimant in the collection of debts arising in the ordinary course of business, no Group Company is a claimant or defendant in or otherwise a party to or engaged in any material litigation, arbitration or administrative, civil or criminal proceeding which is in progress nor is any such proceeding pending or threatened in writing by or against any Group Company.

6.7

No officer, agent or employee of the Group is a party to any material litigation, arbitration or administrative, civil or criminal proceeding which is in progress nor is any such proceeding pending or threatened in writing by or against any such officer, agent or employee as a result of any act or omission by them in the course of their duties to the Group.

7.	Insolvency

7.1

No order has been made, petition presented, resolution passed or meeting convened for the winding up (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributories) of any Group Company.

7.2

No petition has been presented or other proceedings commenced for an administration order to be made (or any other order to be made by which, during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed for the purpose by a court, governmental agency or similar body) in relation to any Group Company nor has any such order been made.

7.3

No receiver (including an administrative receiver), liquidator, trustee, administrator, custodian or similar official has been appointed in any jurisdiction in respect of the whole or any part of the business or assets of a Group Company and no step has been taken by any Group Company for or with a view to the appointment of such a person.

7.4	No voluntary arrangement, compromise or similar arrangement with creditors has been proposed, agreed or sanctioned in respect of a Group Company.

8.	Data protection

8.1	Copies of the registrations of each Group Company under applicable Data Protection Laws are contained in the Disclosure Documents.

8.2	Since the Relevant Date, in relation to the Operations:

8.2.1	each Group Company and its employees has complied with all material requirements of any applicable Data Protection Laws;

8.2.2	no member of the Group has received a written notice alleging breach by it of any applicable Data Protection Laws;

8.2.3	no individual has been awarded compensation from any member of the Group under any applicable Data Protection Laws; and

8.2.4	no order has been made against any member of the Group for the rectification, blocking, erasure or destruction of any data under any applicable Data Protection Laws.

9.	Contracts and commitments

9.1	No member of the Group is a party to:

9.1.1	any joint venture, consortium, partnership, unincorporated association or other similar arrangement (other than recognised trade associations or industry-wide accreditation bodies or associations); or

9.1.2	any contract or arrangement which materially restricts the freedom of any member of the Group to carry on business and/or to compete in any area or field or with any person.

9.2

During the last 12 months, save in respect of any work orders (or equivalent) issued under a Material Contract which have been completed, no counterparty to a Material Contract has ceased trading with the Group nor has any such counterparty notified the Group in writing that it will either cease trading with the Group or terminate its contract with the Group.

9.3

No Group Company is in material breach of any Material Contract, there are no circumstances likely to give rise to any such breach and no written notice avoiding, rescinding or terminating any Material Contract (including any written notice purporting to do the same) has been received by any Group Company.

10.	Powers of attorney

10.1

No member of the Group has given any power of attorney or other written authority which is still outstanding or effective to any person to enter into any contract or commitment on its behalf (other than to its directors, officers and employees to enter into routine trading contracts in the normal course of their duties).

11.	Intellectual property

11.1

Except for any Intellectual Property Rights licensed to a member of the Group, a Group Company is the sole legal and beneficial owner (and where registered, the registered proprietor) of all Intellectual Property Rights used by the Group in the Operations or necessary for the Group to lawfully conduct the Operations.

11.2

Details of all registered Intellectual Property Rights owned by any member of the Group are set out in the Disclosure Documents. All renewal fees due up to the date of this deed for the registration and maintenance of such registered Intellectual Property Rights have been paid in full.

11.3

All material trade marks, trade names, brands and logos used by the Group in the Operations are identified in the Disclosure Documents. No Group Company is bound by any agreements or undertakings with or to any third party which materially limit the scope of the Group’s exploitation or use of such trade marks, trade names, brands or logos in the course of the Operations.

11.4

No written notice has been given to terminate any material licences of Intellectual Property Rights granted to or by any member of the Group and no Group Company or counterparty is in material breach of any such licence.

11.5	No third party is infringing any material Intellectual Property Rights owned by any member of the Group.

11.6	The activities of the Group do not infringe the Intellectual Property Rights of any third party.

12.	Information technology

12.1	The IT Systems have not in the 24 months prior to the date of this deed:

12.1.1	suffered any failure, error or breakdown which has caused material disruption or interruption to the Operations; or

12.1.2	been infected by any virus or other extraneously induced malfunction or been accessed by any unauthorised person.

12.2	All material domain names used by the members of the Group in the Operations and/or registered in the name of a member of the Group are owned by a member of the Group.

13.	Insurance

13.1	A list of the material insurance policies taken out to cover the business and assets of the Group (the Group Policies) is provided in the Disclosure Documents.

13.2	All premiums payable to date in respect of the Group Policies have been paid.

13.3	No written notice that any Group Policy is void or voidable has been received by any Group Company.

14.	Properties

14.1	The Group Properties are the only Properties owned, used or occupied by the Group or in which the Group has any right or interest.

14.2	No member of the Group has entered into any agreement to dispose of any of the Group Properties.

14.3	No actual or contingent rights of occupation have been granted in favour of third parties in respect of any of the Group Properties.

14.4	There are no material claims or disputes outstanding or threatened in writing relating to any of the Group Properties.

15.	Employment

15.1	Copies of the employment contract of each Senior Employee are contained in the Disclosure Documents.

15.2	No Senior Employee has given written notice terminating his contract of employment or is under notice of dismissal.

15.3

No Senior Employee will become entitled to terminate his employment or to receive any payment or other benefit by virtue of the Scheme becoming effective in accordance with its terms (other than in his capacity as a shareholder in the Company).

15.4

During the 12 months preceding the date of this deed, no material change has been made in the emoluments, benefits or other terms of employment of any employee of the Group except for increases in emoluments made in the ordinary course of business in accordance with past practice, and no member of the Group is under a legal obligation to make any such change.

15.5	There is no collective bargaining or similar agreement (whether legally binding or not) to which any member of the Group is a party.

15.6	There is no material dispute between any member of the Group and any trade union or other organisation formed for a similar purpose existing or threatened in writing against any member of the Group.

15.7

There is no, nor at any time during the 12 months preceding the date of this deed has there been any, strike or similar industrial action by the employees of the Group and there are no reasonable grounds for believing that such action is likely.

15.8

Since the Relevant Date each member of the Group has, in respect of its employees performed all material obligations and duties it is required to perform, whether arising under contract, statute, at common law or in equity or otherwise.

16.	Pensions

16.1

Other than the Pension Schemes, no Group Company operates, has participated in or has any liability of any kind (whether current or future, and whether actual or contingent) in relation to a Pension Arrangement.

16.2	No undertaking or assurance has been given by any Group Company to any person about the introduction of any new Pension Arrangement.

16.3

All contributions due to be paid by any Group Company in relation to the Pension Schemes have been paid and there are no amounts or other liabilities due by any Group Company in connection with the Pension Schemes which remain outstanding.

16.4	The Pension Schemes are and have at all relevant times been operated in compliance with the relevant documentation and all applicable laws and regulations.

16.5

There are no claims or disputes outstanding or threatened in writing (other than routine claims for Benefits) against any Group Company or the administrators of any Pension Scheme relating to such Pension Scheme or the provision of Benefits to any person.

17.	Tax

Accounts

17.1	No Group Company has any liability in respect of Taxation (whether actual or contingent) in respect of:

17.1.1	profits, gains or income (as computed for Taxation purposes) of any Group Company arising or accruing or deemed for Taxation purposes to arise or accrue on or before the Accounts Date;

17.1.2	any transactions of the Group effected, or deemed for Taxation purposes to be effected, on or before the Accounts Date; or

17.1.3	distributions of the Company made, or deemed to be made for Taxation purposes, on or before the Accounts Date,

that has not either been paid (with such payment reflected in the Accounts insofar as properly required to be so reflected) or properly provided for in the Accounts.

17.2	Full provision or reserve for deferred Taxation has been made in the Accounts in accordance with IFRS as applicable at the Accounts Date.

Tax events since the Accounts Date

17.3	Since the Accounts Date:

17.3.1

no member of the Group has been involved in any transaction which has given or may give rise to Taxation (or would have given rise or might give rise to Taxation but for the availability of any Tax relief) on them other than corporation tax on normal trading income of that Group Company arising from transactions entered into in the ordinary course of business;

17.3.2	no member of the Group has disposed of any asset which has or may give rise to a liability to corporation tax on chargeable gains or to any balancing charge;

17.3.3	no accounting period of any member of the Group has ended; and

17.3.4	no member of the Group has paid any Taxation after its due date for payment and no Group Company is liable for any Taxation the due date for payment of which has passed.

Payment of Tax and tax returns

17.4

In the last six years, all registrations, returns, computations, notices, elections, accounts and information which are or have been required to be made or given by any Group Company to any Taxation Authority for any Taxation purpose have been made or given fully and accurately within applicable time periods, all of them remain complete and accurate in all material respects and none of them is:

17.4.1	the subject of any dispute with any Tax Authority; or

17.4.2	likely to be the subject of any material dispute with any Taxation Authority.

17.5

In the last six years, each member of the Group has duly and punctually paid all Taxation which it ought to have paid to the appropriate Taxation Authority and no Group Company is, nor has any Group Company been during such period, liable to any penalty, interest, fine, default, surcharge or other similar payment in connection with any Taxation.

17.6	There is no dispute or disagreement outstanding with any Taxation Authority in respect of any Group Company.

Payroll Tax

17.7

Each Group Company has, in the last six years, complied with all reporting requirements and full and proper records have been maintained by the Group relating to payments and benefits made or provided or treated for Taxation purposes as made or provided to its directors, employees or officers or former directors, employees or officers.

Records

17.8

Each Group Company has in its possession or under its control sufficient records to enable it to calculate the liability to Tax (or Relief) arising on the disposal of any material asset owned at the Accounts Date or acquired since the Accounts Date.

Tax clearances

17.9

All clearances and formal consents from any Taxation Authority that have been applied for by any Group Company in the last six years (under a statutory provision for the same or otherwise) were obtained after full and accurate disclosure of all material facts and considerations and no such clearance or consent is liable to be withdrawn, nullified or rendered void.

Residence

17.10

Each member of the Group is and has at all times been resident, for Tax purposes, in the jurisdiction in which it is incorporated and is not and has not been treated as resident or as having a branch or permanent establishment in any other jurisdiction for any Tax purpose (including under any double taxation treaty or agreement).

Sales Tax

17.11	Each Group Company that requires to be registered for the purposes of any Sales Tax is and has at all relevant times been so registered.

17.12

All records, invoices and other documents required for the purposes of any Tax legislation relating to Sales Tax have been made, given, obtained and kept by each Group Company and are complete, correct and up-to-date in all material respects.

Stamp Tax

17.13

All documents which are required to be stamped, which are in the possession of any member of the Group and by virtue of which any member of the Group has any right have been duly stamped or such taxes paid and (where appropriate) adjudicated.

17.14	Since the Accounts Date no member of the Group has incurred any liability to stamp duty reserve tax.

17.15	Since the Accounts Date no member of the Group has incurred any liability to pay stamp duty land tax.

Deductions and withholdings

17.16

During the last six years, each Group Company has complied with all statutory provisions relating to Tax which require the deduction or withholding of Tax from any payment made by it, and has properly accounted or paid over to the appropriate Taxation Authority for any such Tax which ought to have been accounted for or paid over.

Anti-avoidance

17.17

No Group Company has engaged in, or been a party to, any transaction or series of transactions or scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance of Tax.

Part B: Additional Jade Warranties

18.	Anti Bribery Laws

Each Group Company’s directors, officers, employees and other persons acting for or on behalf of each Group Company (in their capacity as such) have at all times in the last four years complied in all material respects with applicable Anti Bribery Laws and anti-money laundering and anti-terrorism laws.

19.	Contracts and commitments

No member of the Group is a party to any contract, commitment or arrangement that will be outstanding immediately after the Effective Time between such member of the Group on the one hand, and the Investor or any Warrantor on the other hand (save for the Transaction Documents, their contracts of employment or engagement, and the transactions and arrangements contemplated thereby).

20.	Properties

The relevant Group Companies have good title to the Group Properties.

21.	Pensions

The pension scheme identified in row nine of document 8.2.7.1 in the “Final dataroom” section in the Data Room Documents is a registered pension scheme within the meaning of Part 4 of the Finance Act 2004.

22.	Tax

22.1.

All national insurance contributions and sums payable to HM Revenue and Customs under the PAYE system and any amounts of a corresponding nature (including any social security, social fund or similar contributions) payable to any Tax Authority due and payable by any Group Company in the four years prior to the date of this agreement have been paid, and each Group Company has made all such deductions and retentions as should have been made under applicable laws and regulations in respect thereof.

22.2.

No Group Company is or has been, or has at any time in the past four years conducted its affairs on the basis that it is, a member of any group or fiscal unity for any Tax purpose or Tax consolidation arrangement with any person other than another Group Company.

22.3.	In the past four years, no group Company is or has been a close company (within the meaning of section 439 of the Corporation Tax Act 2010).

22.4.

In the last four years all transactions between Group Companies have been on arm’s length terms and the Company or the relevant Group Company has appropriate documentary evidence to support that position.

22.5.	Each Group Company has in place (and has had in place at all times since 30 September 2017) such prevention procedures (as defined in sections 45(3) and 46(4) of the Criminal

Finances Act 2017) as are proportionate to its business risk and are in line with guidance published from time to time pursuant to section 47 of the Criminal Finances Act 2017.

22.6.	In the past four years, all claims to Relief in relation to research and development under Chapter 6A of Part 3 or Part 13 of the Corporation Tax Act 2009 have been validly made on a proper basis.

22.7.	Each Group Company has maintained all material records required to be maintained for Tax purposes and all such information remains complete and accurate in all material respects.

SCHEDULE 4 – LIMITATIONS

1.	Maximum liability and minimum claims

1.1

The total aggregate liability of each Warrantor in respect of all Claims is limited to the amount set opposite that Warrantor’s name in column (3) of Schedule 1. For the purposes of the foregoing sentence, the liability of a Warrantor is deemed to include the amount of all costs, expenses and other liabilities payable by such Warrantor in connection with the satisfaction, settlement or determination of any Claim.

1.2

The liability of each relevant Warrantor in respect of any individual Claim is limited to such Warrantor’s proportionate share of the value of such Claim, calculated by reference to that Warrantor’s Personal Proceeds taken as a proportion of the aggregate of the Personal Proceeds of all the Warrantors who are so liable.

1.3

No Warrantor will be liable in respect of any Claim unless the aggregate amount of such Claim when taken together with the amount of all other Claims in respect of which the Purchaser is entitled to recover exceeds £10,000,000, in which event the Warrantor will, subject to the other limits contained in this Schedule, be liable for such amount and not only the excess.

1.4	No Warrantor will be liable in respect of any Claim which does not exceed £1,000,000 and no such Claim will count towards the amount specified in paragraph 1.3.

2.	Time limits

2.1

A Warrantor will not be liable in respect of any Claim unless the Purchaser has given to him written notice of such Claim specifying (to the extent known, in reasonable detail) the nature of the Claim, the circumstances giving rise to it and, to the extent practicable, on a without prejudice basis and without prejudice to the Purchaser’s ability to subsequently amend the amount claimed, the Purchaser’s reasonable estimate of any alleged loss or liability, as soon as reasonably practicable after the Claim has arisen and, in any event, before the date falling:

2.1.1	12 months after the Effective Time, so far as concerns a claim in respect of any breach of any Warranty other than a Tax Warranty; or

2.1.2	24 months after the Effective Time, so far as concerns a claim in respect of any breach of any Tax Warranty.

2.2

If not previously satisfied, settled or withdrawn, a Claim will be deemed to be withdrawn (and no new Claim may be made in respect of the facts giving rise to such withdrawn Claim) unless legal proceedings in respect of such Claim have been commenced (by being properly issued and validly served) within six months of the giving of written notice of the Claim in accordance with paragraph 2.1.

3.	No liability if loss is otherwise compensated for

3.1	The Purchaser is not entitled to recover:

3.1.1	more than once under this deed and/or any other Transaction Document in respect of the same loss; or

3.1.2	any amount in respect of a Claim to the extent that the loss that is the subject of the Claim has been or is made good or otherwise compensated for without cost to the Purchaser.

4.	Disclosure

The Purchaser is not entitled to make any Claim, and the Warrantors will have no liability in connection with the Warranties, in respect of or to the extent that it is attributable to any transaction, matter or thing fairly disclosed in or by the Disclosure Letter, the Disclosure Documents, the Reports or the Legal Briefing Sessions.

5.	Equal treatment

5.1

No Warrantor will be liable in respect of any Claim unless the Purchaser joins all Warrantors who are liable in respect of it into the relevant action or proceedings as co-defendants and prosecutes and seeks to pursue and enforce such Claim against all such Warrantors equally.

5.2	If the Purchaser withdraws a Claim against any of the Warrantors, the Purchaser must also withdraw that Claim against each of the other relevant Warrantors.

5.3

If the Purchaser settles a Claim against a Warrantor, the Purchaser must offer to the other relevant Warrantors settlement terms which are the same (having regard to the percentage of the Claim to be borne by, and aggregate liability of, such Warrantors) as those agreed with that Warrantor with whom the Purchaser has settled.

6.	Acts of the Purchaser

6.1	No Warrantor has any liability in respect of any Claim to the extent that it arises or the relevant liability is increased or extended as a result of:

6.1.1	any act, omission, transaction or arrangement carried out or effected before the Effective Time at the written request of, or with the written consent of, the Purchaser;

6.1.2	any act, omission, transaction or arrangement carried out or effected on or after the Effective Time by, or at the request of or on behalf of, any member of the Purchaser’s Group;

6.1.3

any cessation of, or any material change in the nature or conduct of, any business carried on by any Group Company at the Effective Time provided that such cessation or change has not occurred as a result of or otherwise in connection with a breach of this deed;

6.1.4	any reorganisation or change in ownership of any Group Company after the Effective Time;

6.1.5

any change in the accounting reference date of any Group Company, any change in accounting basis, policy, practice or approach of, or applicable to, any Group Company or any change in the way an accounting basis is adopted for tax purposes, in each case, made on or after the Effective Time, other than a change which is necessary in order to comply with law or generally accepted accounting principles applicable to that Group Company at the Effective Time; or

6.1.6	any member of the Purchaser’s Group disclaiming any part of the benefit of capital or other allowances against Tax claimed or proposed to be claimed on or before the Effective Time.

7.	Future legislation

No Warrantor will be liable in respect of any Claim to the extent that it arises or the relevant liability is increased or extended directly or indirectly as a result of the decision of any court or tribunal or the passing or coming into force of or any change (including in interpretation and application or in the enforcement policy or practice of the relevant authorities) in any law, legislation, regulation, directive, treaty, constitution, order, rule, requirement or any practice or guidance of any government, government department or agency or regulatory body (including the withdrawal of any extra statutory concession of, or other agreement or arrangement currently granted by or made with, a Tax Authority or other government, government department or agency or regulatory body), or any increase in rates of Taxation or variation in the method of applying or calculating the rate of Taxation, in each case on or after the date of this deed.

8.	Allowances, provision and reserves

The Warrantors are not liable for any Claim to the extent that specific allowance, provision or reserve has been made in the Accounts, the Management Accounts or the Locked Box Accounts in respect of the fact, matter, event or circumstance giving rise to such Claim or to the extent that such fact, matter, event or circumstance was taken in account or otherwise fairly disclosed in any such accounts.

9.	Corresponding benefits

In assessing the Warrantors’ liability in respect of any Claim, any benefit accruing to the Purchaser’s Group (including any amount of any Relief obtained or obtainable by the Purchaser’s Group and any other corresponding benefit that may then or in the future accrue to the Purchaser’s Group), arising directly or indirectly in consequence of the fact, matter, event or circumstance giving rise to such a Claim, is to be taken into account.

10.	Recovery from third parties

10.1	If a member of the Purchaser’s Group is at any time entitled to recover or otherwise claim reimbursement from a third party in respect of any fact, matter, event or circumstance giving rise to (or likely to give rise to) a Claim (including under the terms of any insurance policy) or would have been so entitled had the policies of insurance maintained by or on behalf of each Group Company prior to the Effective Time remained in force, then no such fact, matter, event or circumstance may be the subject of a Claim unless and until the Purchaser has (or has procured that the relevant member of the Purchaser’s Group has) used reasonable endeavours to make such recovery or pursue such claim. In doing so, the Purchaser (or the relevant member of the Purchaser’s Group) must:

10.1.1	keep the Warrantors informed of all material developments; and

10.1.2

allow the Warrantors and their advisers and agents to investigate the right of recovery or reimbursement and consult in good faith with the Warrantors in respect of the conduct of such attempted recovery or reimbursement.

10.2

The liability of the Warrantors in respect of any related Claim will be reduced by the amount so recovered (or which would have been recoverable had such policies been maintained) less all Taxes and reasonable out of pocket expenses incurred by the Purchaser’s Group in recovering that sum.

10.3

If the Warrantors pay to the Purchaser an amount in response to a Claim and the Purchaser or any member of the Purchaser’s Group subsequently becomes entitled to recover from some person other than a Warrantor any sum (whether by payment, discount, credit, relief or otherwise) which represents the same loss, the Purchaser undertakes to, and to procure that any relevant member of the Purchaser’s Group will, take all reasonable steps to enforce such recovery, and forthwith repay to the Warrantors so much of the amount paid by them to the Purchaser as does not exceed the sum recovered from such other person less all Taxes and reasonable out of pocket expenses incurred by the Purchaser’s Group in recovering that sum.

11.	Claims by third parties

11.1

If the Purchaser or any other member of the Purchaser’s Group becomes aware of any claim, action, assessment or demand against it which may give rise to, or any other matter likely to give rise to, a Claim against one or more Warrantors (a Third Party Claim), the Purchaser undertakes, subject to paragraph 11.2, to, and to procure that all relevant members of the Purchaser’s Group will:

11.1.1	promptly notify the relevant Warrantors in writing, giving reasonable details of the Third Party Claim;

11.1.2	keep the Warrantors informed of all material developments in relation to the Third Party Claim;

11.1.3	allow the Warrantors and their advisers and agents to investigate the Third Party Claim; and

11.1.4	consult in good faith with the Warrantors as to any ways in which the Third Party Claim might be avoided, disputed, resisted, mitigated, settled, compromised, defended or appealed.

11.2

Nothing in paragraph 11.1 requires the Purchaser to do or omit to do, or procure that there is done or not done, any matter or thing to the extent the same would be inconsistent with the terms and/or requirements of the W&I Insurance Policy.

12.	Access

The Purchaser undertakes to give and to procure that there is given to each of the relevant Warrantors and their advisers and agents for so long as any actual or prospective Claim remains outstanding, reasonable access during normal business hours to all such personnel, premises, management, information, books, records, documents and data (including in electronic form) within the possession or under the control of any member of the Purchaser’s Group as the relevant Warrantor may reasonably require to enable him to (i) satisfy himself as to whether any breach of the Warranties has occurred, (ii) assess the merits of any Claim, and/or (iii) remedy any matter giving rise to a Claim.

13.	Remediable breaches

The Warrantors are not liable for any Claim to the extent that the fact, matter, event or circumstance giving rise to such Claim is remediable and is remedied by, or at the expense of, the Warrantors within 30 days of the date on which written notice of such Claim is given to the Warrantors pursuant to paragraph 2.1.

14.	Unascertainable claims

No Warrantor is liable for any Claim which arises by reason of a liability which is contingent only or is otherwise not capable of being quantified and no Warrantor is liable to make any payment in respect of any such Claim unless and until the liability becomes an actual liability that is capable of being quantified.

15.	Purchaser’s knowledge

15.1

The Warrantors are not liable for any Claim if and to the extent that the Purchaser was actually aware at the date of this deed of the facts, events, matters or circumstances which give rise to such Claim.

15.2	For the purpose of paragraph 15.1:

15.2.1	the Purchaser’s actual awareness means the actual awareness of Robert Pragada, Steve Demetriou, Kevin Berryman, Marietta Hannigan, Jeff Goldfarb, Chen Chen, Michael Bante and Justin Johnson; and

15.2.2	the Purchaser is deemed to have knowledge of the Disclosure Documents and the Reports.

16.	Duty to mitigate

The Purchaser agrees to take, and to procure that each other member of the Purchaser’s Group takes, all reasonable steps to mitigate any losses incurred or reasonably likely to be incurred by it as a result of any of the Warranties being untrue or inaccurate.

17.	Consequential losses etc.

No Warrantor is liable for any consequential or indirect losses, or for any loss of profit, loss of goodwill or loss of business, whether actual or prospective, nor for any reputational, punitive or aggravated damages.

18.	Calculation of consideration and losses

In assessing the amount of any damages or other payment in respect of any Claim, the value of the Shares will not be taken as exceeding the Consideration.

SCHEDULE 5 – DEFINITIONS AND INTERPRETATION

1.	The following terms have the following meanings:

Accounts means the audited consolidated financial statements of the Group for the period ending on the Accounts Date;

Accounts Date means 31 December 2019;

Additional Jade Warranties means the statements contained in Part B of Schedule 3;

Anti Bribery Laws means all applicable local and international laws relating to bribery or corruption (public or private), including the UK Bribery Act 2010, the US Foreign Corrupt Practices Act, and any laws enacted pursuant to the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions;

Benefits means pensions, allowances, lump sums or other like benefits payable on or in connection with retirement or death;

Claim means any claim in respect of any breach of any Warranty;

Company has the meaning given in Recital (A);

Data Protection Laws means all laws relating to data protection, the processing of personal data and privacy, including:

(i)	the Data Protection Act 2018;

(ii)	the General Data Protection Regulation (EU) 2016/679; and

(iii)	the Privacy and Electronic Communications (EC Directive) Regulations 2003;

Data Room Documents means the documents comprising the virtual data room hosted by Intralinks under the name “Project Green” as listed in the data room index annexed to the Disclosure Letter;

Disclosure Documents means the Data Room Documents together with any additional documents annexed to the Disclosure Letter;

Disclosure Letter means the disclosure letter provided by the Warrantors to the Purchaser on the date of this deed (including any schedules, annexes and attachments);

Encumbrance means any lien, charge, mortgage, pledge or other security interest, and any power of sale, right to acquire or other encumbrance (in each case, save insofar as arising under the articles of association of any Group Company);

Enquiry Group means the persons whose names and positions within the Group are set out in columns (1) and (2) of Schedule 2, and member of the Enquiry Group is to be construed accordingly;

Existing Financing Arrangements means:

(i)

the senior facilities agreement originally dated 28 September 2015 between (among others) PA Consulting Management Services Limited, PA Consulting Group Finance Limited (as parent) and Barclays Bank PLC (as agent and security agent) (as amended from time to time);

(ii)	the investor loan note instrument originally dated 10 December 2015 entered into by Garden Midco 1 Limited (as amended from time to time);

(iii)

the uncommitted foreign bills, cheque negotiation and guarantee facility letter originally dated 24 January 2020 between (among others) PACG2 Limited and HSBC UK Bank Plc (as amended from time to time); and

(iv)

the uncommitted foreign exchange and currency option facility letter originally dated 10 February 2020 between (among others) PA Group Treasury Services Limited and HSBC Bank plc (as amended from time to time);

Financial Indebtedness means any indebtedness or liability for borrowed money under any overdraft or loans, bonds, notes, debentures, loan stock or any similar instrument;

Group means the Company and the Subsidiaries, and Group Company and member of the Group are to be construed accordingly;

Group Properties means the properties identified in document 16.1.1 of the “Final dataroom” section in the Data Room Documents;

IA has the meaning given in Recital (A);

IFRS means the International Financial Reporting Standards as adopted by the European Union;

Intellectual Property Rights means patents, trade marks, domain names, rights in designs, copyrights and database rights (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these arising anywhere in the world;

IT Systems means all hardware, telecommunications equipment and computer systems used by any Group Company in the ordinary course of its business other than the internet and third party telecommunications networks;

Legal Briefing Sessions means the calls held between (among others) Kully Janjuah and Charles Barrett, as representatives of the Company, and Mike Bante, as representative of the Purchaser, on each of 11 November 2020 at 4pm, 17 November 2020 at 5pm and 19 November 2020 at 3pm;

Legal Report means the Project Green legal vendor due diligence report dated 9 October 2020 and produced by Linklaters LLP;

Locked Box Accounts means the balance sheet for the Group prepared as at the Locked Box Date in the agreed form;

Locked Box Date means 3 July 2020;

Management Accounts means the monthly management accounts of the Group for the period from 1 January 2020 to 3 July 2020;

Material Contract means each of the “material customer contracts” identified in section 3.2.2 of the Legal Report;

Operations means the operations and activities of the Group as carried on at the date of this deed;

Original Warranties means the statements contained in Part A of Schedule 3;

Pension Arrangement means an agreement, arrangement, custom or practice (whether legally enforceable or not) under which a Group Company makes or could become liable for the payment of or contribution toward any Benefits;

Pension Schemes means the pension schemes and arrangements identified in document 8.2.7.1 in the “Final dataroom” section in the Data Room Documents;

Personal Proceeds means, in relation to a Warrantor, such of the Consideration as is attributable to his Shares pursuant to and in accordance with the Scheme;

Pre-Contractual Statement means any draft, agreement, undertaking, representation, warranty, covenant, indemnity, statement, declaration of will, promise, forecast, assurance or arrangement of any nature whatsoever, whether express or implied and whether or not in writing, relating to the subject matter of any of the Transaction Documents, made or given by or on behalf of any person at any time prior to execution of this deed;

Properties means freehold, leasehold or other immovable property in any part of the world;

Relevant Date means 1 January 2017;

Relevant Warranties means, in relation to a member of the Enquiry Group, such of the Original Warranties as are referenced opposite its name in column (3) of Schedule 2, and Relevant Warranty means any one of those Warranties;

Relief means any allowance, credit, deduction, exemption or set off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, any right to or actual repayment of or saving of Tax (including any repayment supplement, fee or interest in respect of Tax), or any credit or other amount payable or paid by a Tax Authority;

Reports means:

(i)	the financial vendor due diligence report dated 27 October 2020 and produced by FTI Consulting LLP;

(ii)	the VDD current trading addendum draft report dated 9 November 2020 and produced by FTI Consulting LLP;

(iii)	the tax vendor due diligence report dated 21 October 2020 and produced by FTI Consulting LLP;

(iv)	the commercial and strategic review report dated 23 September 2020 and produced by OC&C Strategy Consultants;

(v)	the Legal Report;

(vi)	the pensions paper dated 1 October 2020 and produced by Aon Risk Settlement Group;

(vii)	the proposed MEP and acquisition structure paper dated 23 October 2020 and produced by PricewaterhouseCoopers LLP; and

(viii)	all due diligence reports commissioned by or prepared for the benefit of any member of the Purchaser’s Group in connection with the Transaction;

Sales Tax means all Taxation levied by reference to added value or sales of goods or services;

Senior Employee means the six senior managers identified in paragraph 2.1 of annex 11 to the Legal Report;

Subsidiaries means the list of subsidiaries of the Company set out in document 2.1.1.3 of the “Final dataroom” section in the Data Room Documents, and Subsidiary is to be construed accordingly;

Tax or Taxation means all taxes and statutory, governmental, state, provincial, local government or municipal duties, contributions and levies, in each case in the nature of tax, whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or otherwise, and including any excise payroll taxes, and further including payments to a Tax Authority on account of Tax, in each case whether of the UK or elsewhere in the world whenever imposed and whether chargeable directly or primarily against or attributable directly or primarily to a Group Company or any other person, and all penalties and interest relating thereto;

Taxation Authority means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the assessment, administration or collection of Taxation or enforcement of any law in relation to Taxation and acting in its capacity as such;

Tax Warranties means the statements contained in paragraph 17 of Part A of Schedule 3 and paragraph 22 of Part B of Schedule 3, and Tax Warranty means any one of those statements;

Third Party Claim has the meaning given in paragraph 11.1 of Schedule 4;

Transaction means the acquisition by the Purchaser of the entire issued share capital in the Company pursuant to the Scheme; and

Warranties means the Original Warranties and the Additional Jade Warranties, and Warranty means any one of those statements.

2.	References to:

2.1	clauses, sub-clauses, Recitals and Schedules are to clauses and sub-clauses of, and recitals and schedules to, this deed;

2.2	Parts, paragraphs and sub-paragraphs are to parts, paragraphs and sub-paragraphs of the Schedules;

2.3	the parties or a party are to the parties or a party to this deed;

2.4	a company include any company, corporation or other body corporate, wherever and however incorporated or established;

2.5

a person include any individual, firm, company, government, inter-governmental organisation, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

2.6	any document in the agreed form means the document in a form initialled for the purposes of identification only by or on behalf of the Warrantors and by or on behalf of the Purchaser;

2.7	a document are to that document as amended, varied or novated from time to time otherwise than in beach of this deed or that document;

2.8	the singular include the plural and vice versa;

2.9	any gender include the other genders;

2.10	writing include any mode of reproducing words in a legible and non-transitory form; and

2.11	times of the day are to London time.

3.	Unless the context otherwise requires, words and expressions defined in the Companies Act 2006 bear the same meanings in this deed.

4.	Where a word or expression is given a particular meaning, other grammatical forms or parts of speech of such word or expression bear a corresponding meaning.

5.	Headings and titles are inserted for convenience only and are to be ignored in the interpretation of this deed.

6.

References to an enactment or statutory provision include a reference to (i) any subordinate legislation made under it, (ii) any amendment or modification of that enactment or statutory provision, (iii) any enactment or statutory provision which it has superseded or re-enacted (with or without modification), and (iv) any enactment or statutory provision superseding or re-enacting it (with or without modification), except to the extent that any such amendment or modification made, or coming into effect of any such subordinate legislation, enactment or statutory provision, after the date of this deed would affect the liability of any party.

7.

References to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept or thing include, in respect of any jurisdiction other than England, the legal concept which most nearly approximates in that jurisdiction to the English legal term.

8.	Any reference in a Warranty to materiality is, in the context of a breach or alleged breach of such Warranty, to be construed as a reference to materiality in the context of the Group as a whole.

9.

The rule known as the ejusdem generis rule will not apply and accordingly general words introduced by the word “other” will not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

10.

General words will not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words. Thus, any words following the terms including, include, in particular, for example or any similar expression are to be construed as illustrative and not limiting the sense of the words preceding those terms.

11.

Unless expressly provided otherwise in this deed, covenants, warranties, representations and undertakings expressed to be assumed or given by two or more of the parties will in each case be construed as if expressed to be assumed or given severally, and not jointly or jointly and severally.

12.

This deed will be binding on, and enure to the benefit of, the parties to this deed and their respective estates, personal representatives, successors and permitted assigns, and references to any party include that party’s estate, personal representatives, successors and permitted assigns.

EXECUTION

The Warrantors

)

EXECUTED and DELIVERED as a DEED by	)

KEN TOOMBS	)	/s/ Ken Toombs

in the presence of:	)

)

[omitted]	Witness signature

[omitted]	Full name

[omitted]	Address

[omitted]	Occupation

)

EXECUTED and DELIVERED as a DEED by	)

RUAIRIDH CAMERON	)	/s/ Ruairidh Cameron

in the presence of:	)

)

[omitted]	Witness signature

[omitted]	Full name

[omitted]	Address

[omitted]	Occupation

)

EXECUTED and DELIVERED as a DEED by	)

KULLY JANJUAH	)	/s/ Kully Janjuah

in the presence of:	)

)

[omitted]	Witness signature

[omitted]	Full name

[omitted]	Address

[omitted]	Occupation

)

EXECUTED and DELIVERED as a DEED by	)

HAMISH MAULE	)	/s/ Hamish Maule

in the presence of:	)

)

[omitted]	Witness signature

[omitted]	Full name

[omitted]	Address

[omitted]	Occupation

)

EXECUTED and DELIVERED as a DEED by	)

ALAN MIDDLETON	)	/s/ Alan Middleton

in the presence of:	)

)

[omitted]	Witness signature

[omitted]	Full name

[omitted]	Address

[omitted]	Occupation

The Purchaser

)

EXECUTED and DELIVERED as a DEED by	)

JACOBS CONSULTING SOLUTIONS LIMITED	)	/s/ Robert V. Pragada

acting by Robert Pragada, director, in the	)

presence of:	)

[omitted]	Witness signature

[omitted]	Full name

[omitted]	Address

[omitted]	Occupation